Exhibit 1.1

QUÉBEC

Medium-Term Notes

TERMS AGREEMENT

September 14, 2017

Québec

Ministère des Finances

Documentation financière et conformité

12 rue Saint-Louis, Bureau 2.33

Québec, Québec

Canada G1R 5L3

Re: Amended and Restated Distribution Agreement dated September 11, 2017, between Québec (the “Issuer”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), BMO Capital Markets Corp. (“BMO”), CIBC World Markets Corp. (“CIBC”), Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. (“HSBC”), J.P. Morgan Securities PLC, RBC Capital Markets, LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and TD Securities (USA) LLC (the “Distribution Agreement”).

The undersigned agrees to purchase the following principal amount of Medium-Term Notes, Series A, Floating Rate Notes Due 2020 (“Series A Notes”):

$1,250,000,000

Interest Rate:

Fixed Rate Note:

Interest Rate:

Floating Rate:     ✓

Interest Rate Basis: 3 Month USD LIBOR

Initial Interest Rate: 3 Month USD LIBOR plus 13 basis points as determined on September 19, 2017

Spread or Spread Multiplier, if any: +13

Interest Rate Reset Dates: March 21, June 21, September 21 and December 21 of each year, subject to adjustment in accordance with Modified Following Business Day convention

Interest Payment Dates: March 21, June 21, September 21 and December 21 of each year, subject to adjustment in accordance with Modified Following Business Day convention

Index Maturity: 3 months

Maximum Interest Rate, if any: not applicable

Minimum Interest Rate, if any: not applicable

Interest Rate Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Determination Date: 2 Business Days prior to the Interest Payment Date

Calculation Date: not applicable

Index, if any: not applicable

Maturity Date: September 21, 2020

Issue Price: 100% plus accrued interest, if any, from September 21, 2017

Dealers’ Commission: 0.05% (5 basis points) of the principal amount

Purchase Price: 99.95% plus accrued interest, if any, from September 21, 2017

Settlement Date and Time: September 21, 2017, 10 A.M.

Currency: US Dollars

Denominations: US$5,000 and integral multiples of US$1,000 for higher amounts

Redemption Date(s): not applicable

Initial Redemption Percentage: not applicable

Annual Redemption Percentage Reduction (If other than 100% of principal Amount): not applicable

Optional Repayment Date(s): not applicable

Initial Repayment Percentage: not applicable

Annual Repayment Percentage Reduction (If other than 100% of Principal Amount): not applicable

Allocation of Underwriting Commitments: 25% to each of the undersigned

Exceptions, if any, to Section 3(g) of the Distribution Agreement: none

Other:

•

Listing: The Issuer agrees to use its best efforts to have the Series A Notes sold pursuant to this Terms Agreement admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the Settlement Date. If the Issuer determines in its reasonable opinion that it is impracticable or unduly onerous to maintain the listing of the Series A Notes on the Luxembourg Stock Exchange, then the Issuer may delist the Series A Notes from the Luxembourg Stock Exchange. If the listing of the Series A Notes is so terminated, prior to such termination the Issuer will use its reasonable efforts to seek an alternative admission to listing, trading and/or quotation of such Series A Notes by another listing authority, securities exchange and/or quotation as it (acting reasonably) may select, provided, however, that such other listing authority, securities exchange and/or quotation is commonly used for the listing and trading of debt securities in the international bond markets. The Issuer will inform Merrill Lynch, BMO, CIBC and HSBC of any such termination or change in listing promptly thereafter. The Issuer is not required to seek an alternative admission, listing, trading and/or quotation of the Series A Notes on any securities exchange where it would be, as determined by the Issuer in its reasonable opinion, impractical or unduly burdensome to do so.

•	Sinking Fund: The Issuer has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Series A Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms. The funds in the Sinking Fund will be used for repayment at maturity.

The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, the Issuer is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

Applicable Time: 2:23 p.m., September 14, 2017

The certificates referred to in Section 6(b) of the Distribution Agreement, the opinions referred to in Section 5(a)(2) and Section 5(a)(3) and Section 6(c) of the Distribution Agreement shall be delivered to us on (and dated as of) September 21, 2017.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By	/s/ Andrew Karp
Name: Andrew Karp
Title: Managing Director

BMO Capital Markets Corp.

By	/s/ Scott J. Graham
Name: Scott J. Graham
Title: Managing Director

CIBC World Markets Corp.

By	/s/ Paul Hadlow
Name: Paul Hadlow
Title: Managing Director

HSBC Securities (USA) Inc.

By	/s/ Luiz Lanfredi
Name: Luiz Lanfredi
Title: Vice President

Accepted:

QUÉBEC

By	/s/ Nada Jarjour
Name: Nada Jarjour
Title: Director, Communications, Public Affairs and Administration